Exhibit 10(a)
Form of Restricted Stock Agreement: Non-Employee Directors Annual Grant
THE LAMSON & SESSIONS CO.
RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of                                          (the “Date of Grant”) by and between The Lamson & Sessions Co., an Ohio corporation (the “Company”), and                                         , a director of the Company (the “Grantee”), pursuant to the Company’s 1998 Incentive Equity Plan, as amended and restated (the “1998 Plan”).
RECITALS
     A. The Grantee serves as a Director of the Company.
     B. The execution of an agreement in the form hereof has been authorized by a resolution of the Governance, Nominating and Compensation Committee (the “Committee”) of the Board of Directors of the Company that was duly adopted on April 28, 2006.
AGREEMENT
     NOW, THEREFORE, subject to the terms and conditions of the 1998 Plan and this Agreement, the Company hereby agrees to grant to the Grantee                      Restricted Shares (the “Restricted Shares”), effective as of the Date of Grant and subject to the terms of the 1998 Plan and the following additional terms, conditions, limitations and restrictions:
ARTICLE I
DEFINITIONS
     Capitalized terms not otherwise defined in this Agreement have the meanings stated in the 1998 Plan, unless the context clearly indicates otherwise.
ARTICLE II
CERTAIN TERMS OF RESTRICTED SHARES
     1. Signing of and Compliance With Agreement. Grantee shall not have any right with respect to the Restricted Shares issued pursuant to this Agreement, unless and until Grantee has executed this Agreement (whether directly or pursuant to a Power of Attorney), and has delivered a fully executed copy hereof to the Company and has otherwise complied with the applicable terms and conditions of this Agreement.
     2. Stock Certificates. Grantee shall be issued a stock certificate with respect to these Restricted Shares. This certificate shall be registered in the name of Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE LAMSON & SESSIONS CO. 1998 INCENTIVE EQUITY PLAN, AS AMENDED AND RESTATED, AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE LAMSON & SESSIONS CO. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF THE LAMSON & SESSIONS CO., CLEVELAND, OHIO AND WILL BE MAILED TO THE REGISTERED OWNER, WITHOUT CHARGE, WITHIN FIVE DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR.
     3. Certificates in Company Custody. Stock certificates evidencing Restricted Shares shall be held in custody by the Company until the restrictions thereon shall have lapsed, and as a condition of any Restricted Shares, the Grantee shall have delivered a stock power relating to the Restricted Shares.
     4. Restriction Period. Subject to the provisions of the 1998 Plan and this Agreement, during the period from the Date of Grant until                                          (the “Restriction Period”), the Grantee shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the Restricted Shares awarded under the 1998 Plan, except that the Grantee’s rights with respect to such Restricted Shares may be transferred by will or pursuant to the laws of descent or distribution.
     5. Acceleration of Restricted Shares. Notwithstanding Section 4 of this Article II, if the Grantee is no longer serving on the Company’s Board due to death, disability or a Change in Control, the Grantee is immediately entitled to receive the Restricted Shares.
     6. Shareholder Rights. The Grantee shall have, with respect to the Restricted Shares covered by this Agreement, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends paid thereon, provided that such shares, together with any additional shares which the Grantee may become entitled to receive by virtue of a share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in capital structure, except as otherwise required by Section 5 of this Article II, shall be subject to the restrictions herein set forth.
     7. Forfeiture. Upon termination of the Grantee from the Company’s Board during the Restriction Period for any reason other than death, disability or a Change in Control, all Restricted Shares still subject to restriction shall be forfeited by the Grantee.
     8. Delivery of Shares. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares, unrestricted certificates for such shares shall be delivered to the Grantee.
ARTICLE III
GENERAL PROVISIONS
     1. Compliance with Law. Notwithstanding any other provision of this Agreement, the Company may not issue any of the Restricted Shares if such issuance would result in a violation of law.
     2. Adjustments. The Board may (a) make any adjustments in the number or kind of Restricted Shares or other securities covered by this Agreement that the Committee determines in good faith to be equitably required, or (b) provide alternative consideration to the Grantee in substitution of any or all of the Grantee’s rights under this Agreement, in order to prevent any dilution or expansion of the Grantee’s rights under this Agreement that otherwise would result from any (i) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation of the Company or other distribution of assets, issuance of rights or warrants to purchase securities of the Company or (iii) other transaction or event having an effect similar to any of the foregoing.

     3. Relation to Other Benefits. The Company will not take into account any economic or other benefit to the Grantee under this Agreement or the 1998 Plan in determining any benefits to which the Grantee may be entitled under any retirement or other benefit or compensation plan maintained by the Company or a Subsidiary. The Company will not reduce the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering directors of the Company or a Subsidiary as a result of any economic or other benefit to the Grantee under this Agreement or the 1998 Plan.
     4. Amendments. Any amendment to the 1998 Plan will be deemed to be an amendment to this Agreement to the extent that the 1998 Plan amendment (a) is applicable to awards of Restricted Shares and (b) does not adversely affect the rights of the Grantee with respect to the Restricted Shares. In order for a 1998 Plan amendment that adversely affects the Restricted Shares to be effective against the Grantee, the Grantee must consent to such 1998 Plan amendment.
     5. Severability. If any provision of this Agreement is invalidated for any reason by a court of competent jurisdiction, the invalid provision will be deemed to be separable from the other provisions of this Agreement and the remaining provisions will continue to be valid and fully enforceable.
     6. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original but all of which together constitute one and the same document.
     7. Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of Ohio, without giving effect to its principles of conflict of laws.

THE LAMSON & SESSIONS CO.
By:
Chairman of the Board and
Chief Executive Officer

Grantee:

Date:

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